                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             BRANDYWINE REALTY TRUST
                                (NAME OF ISSUER)
                    Common Shares, par value $0.01 per share
                         (TITLE OF CLASS OF SECURITIES)
                                    105368203
                                 (CUSIP NUMBER)

                       LF Strategic Realty Investors L.P.
                   Lazard Freres Real Estate Investors L.L.C.
                        Prometheus AAPT Holdings, L.L.C.
                Commonwealth Atlantic Properties Investors Trust

                        30 Rockefeller Plaza, 63rd Floor
                               New York, NY 10020
                                 (212) 632-6000


                      Commonwealth Atlantic Properties Inc.
                 Commonwealth Atlantic Operating Properties Inc.
                        Commonwealth Atlantic Land I Inc.
                       Commonwealth Atlantic Land II Inc.
                       Commonwealth Atlantic Land III Inc.
                        Commonwealth Atlantic Land V Inc.
                            Richmond Land Corporation
                      Commonwealth Atlantic Holding I Inc.
                     Commonwealth Atlantic Development Inc.

              66 Canal Center Plaza, 7th Floor Alexandria, VA 23219


                                 with a copy to:

                            R. Ronald Hopkinson, Esq.
                                Latham & Watkins
                                885 Third Avenue
                            New York, New York 10022
                                 (212) 906-1200

   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                  July 31, 1999

             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule l3d-l(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                          SCHEDULE 13D
---------- --------------------------------------------------------------------------------------------------------------------
CUSIP NO.  105368203                                                                                               PAGE 2 OF 18
---------- --------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           LF Strategic Realty Investors  L.P.
---------- --------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [ ]
                                                                                                                     (b) [X]
---------- --------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           AF (See Item 3)
---------- --------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                    [ ]
---------- --------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- --------------------------------------------------------------------------------------------------------------------
 NUMBER OF          7        SOLE VOTING POWER
   SHARES                    4,107,143 (See Item 5)
BENEFICIALLY        -------- --------------------------------------------------------------------------------------------------
 OWNED BY           8        SHARED VOTING POWER
   EACH                      None
 REPORTING          -------- --------------------------------------------------------------------------------------------------
  PERSON            9        SOLE DISPOSITIVE POWER
   WITH                      4,107,143 (See Item 5)
                    -------- --------------------------------------------------------------------------------------------------
                    10       SHARED DISPOSITIVE POWER
                             None
---------- --------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,107,143 (See Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]
---------- --------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.85%
---------- --------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN (limited partnership)
---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                          SCHEDULE 13D
---------- --------------------------------------------------------------------------------------------------------------------
CUSIP NO.  105368203                                                                                               PAGE 3 OF 18
---------- --------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Lazard Freres Real Estate Investors L.L.C.
---------- --------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [ ]
                                                                                                                     (b) [X]
---------- --------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           AF (See Item 3)
---------- --------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                    [ ]
---------- --------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
---------- --------------------------------------------------------------------------------------------------------------------
 NUMBER OF          7        SOLE VOTING POWER
   SHARES                    4,107,143 (See Item 5)
BENEFICIALLY        -------- --------------------------------------------------------------------------------------------------
 OWNED BY           8        SHARED VOTING POWER
   EACH                      None
 REPORTING          -------- --------------------------------------------------------------------------------------------------
  PERSON            9        SOLE DISPOSITIVE POWER
   WITH                      4,107,143 (See Item 5)
                              -------- ----------------------------------------------------------------------------------------
                    10       SHARED DISPOSITIVE POWER
                             None
---------- --------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,107,143 (See Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                       [ ]
---------- --------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.85%
---------- --------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO (limited liability company)
---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                          SCHEDULE 13D
---------- --------------------------------------------------------------------------------------------------------------------
CUSIP NO.  105368203                                                                                               PAGE 4 OF 18
---------- --------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Prometheus AAPT Holdings, L.L.C.
---------- --------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [ ]
                                                                                                                     (b) [X]
---------- --------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO (See Item 3)
---------- --------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                    [ ]
---------- --------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- --------------------------------------------------------------------------------------------------------------------
 NUMBER OF          7        SOLE VOTING POWER
   SHARES                    1,339,286
BENEFICIALLY        -------- --------------------------------------------------------------------------------------------------
 OWNED BY           8        SHARED VOTING POWER
   EACH                      None
 REPORTING          -------- --------------------------------------------------------------------------------------------------
  PERSON            9        SOLE DISPOSITIVE POWER
   WITH                      1,339,286
                    -------- --------------------------------------------------------------------------------------------------
                    10       SHARED DISPOSITIVE POWER
                             None
---------- --------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,339,286
---------- --------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]
---------- --------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           3.21%
---------- --------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO (limited liability company)
---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                          SCHEDULE 13D
---------- --------------------------------------------------------------------------------------------------------------------
CUSIP NO.  105368203                                                                                               PAGE 5 OF 18
---------- --------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Operating Properties Inc.
---------- --------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [ ]
                                                                                                                     (b) [X]
---------- --------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO (See Item 3)
---------- --------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                    [ ]
---------- --------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Virginia
---------- --------------------------------------------------------------------------------------------------------------------
 NUMBER OF          7        SOLE VOTING POWER
   SHARES                    2,183,114
BENEFICIALLY        -------- --------------------------------------------------------------------------------------------------
 OWNED BY           8        SHARED VOTING POWER
   EACH                      None
 REPORTING          -------- --------------------------------------------------------------------------------------------------
  PERSON            9        SOLE DISPOSITIVE POWER
   WITH                      2,183,114
                    -------- --------------------------------------------------------------------------------------------------
                    10       SHARED DISPOSITIVE POWER
                             None
---------- --------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,183,114
---------- --------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]
---------- --------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.24%
---------- --------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                          SCHEDULE 13D
---------- --------------------------------------------------------------------------------------------------------------------
CUSIP NO.  105368203                                                                                               PAGE 6 OF 18
---------- --------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Land II Inc.
---------- --------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [ ]
                                                                                                                     (b) [X]
---------- --------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO (See Item 3)
---------- --------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                    [ ]
---------- --------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Virginia
---------- --------------------------------------------------------------------------------------------------------------------
 NUMBER OF          7        SOLE VOTING POWER
   SHARES                    506,663
BENEFICIALLY        -------- --------------------------------------------------------------------------------------------------
 OWNED BY           8        SHARED VOTING POWER
   EACH                      2,183,114 (see Item 5)
 REPORTING          -------- --------------------------------------------------------------------------------------------------
  PERSON            9        SOLE DISPOSITIVE POWER
   WITH                      506,663
                    -------- --------------------------------------------------------------------------------------------------
                    10       SHARED DISPOSITIVE POWER
                             2,183,114 (see Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,689,777 (See Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]
---------- --------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           6.45%
---------- --------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                          SCHEDULE 13D
---------- --------------------------------------------------------------------------------------------------------------------
CUSIP NO.  105368203                                                                                               PAGE 7 OF 18
---------- --------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Land III Inc.
---------- --------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [ ]
                                                                                                                     (b) [X]
---------- --------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO (See Item 3)
---------- --------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                    [ ]
---------- --------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Virginia
---------- --------------------------------------------------------------------------------------------------------------------
 NUMBER OF          7        SOLE VOTING POWER
   SHARES                    None
BENEFICIALLY        -------- --------------------------------------------------------------------------------------------------
 OWNED BY           8        SHARED VOTING POWER
   EACH                      2,183,114 (see Item 5)
 REPORTING          -------- --------------------------------------------------------------------------------------------------
  PERSON            9        SOLE DISPOSITIVE POWER
   WITH                      None
                    -------- --------------------------------------------------------------------------------------------------
                    10       SHARED DISPOSITIVE POWER
                             2,183,114 (see Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,183,114 (see Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]
---------- --------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.24%
---------- --------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                          SCHEDULE 13D
---------- --------------------------------------------------------------------------------------------------------------------
CUSIP NO.  105368203                                                                                               PAGE 8 OF 18
---------- --------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Land V Inc.
---------- --------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [ ]
                                                                                                                     (b) [X]
---------- --------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO (See Item 3)
---------- --------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                    [ ]
---------- --------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Virginia
---------- --------------------------------------------------------------------------------------------------------------------
 NUMBER OF          7        SOLE VOTING POWER
   SHARES                    None
BENEFICIALLY        -------- --------------------------------------------------------------------------------------------------
 OWNED BY           8        SHARED VOTING POWER
   EACH                      2,183,114 (see Item 5)
 REPORTING          -------- --------------------------------------------------------------------------------------------------
  PERSON            9        SOLE DISPOSITIVE POWER
   WITH                      None
                    -------- --------------------------------------------------------------------------------------------------
                    10       SHARED DISPOSITIVE POWER
                             2,183,114 (see Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,183,114 (see Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]
---------- --------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.24%
---------- --------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                          SCHEDULE 13D
---------- --------------------------------------------------------------------------------------------------------------------
CUSIP NO.  105368203                                                                                               PAGE 9 OF 18
---------- --------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Land I Inc.
---------- --------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [ ]
                                                                                                                     (b) [X]
---------- --------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO (See Item 3)
---------- --------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                    [ ]
---------- --------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Virginia
---------- --------------------------------------------------------------------------------------------------------------------
 NUMBER OF          7        SOLE VOTING POWER
   SHARES                    None
BENEFICIALLY        -------- --------------------------------------------------------------------------------------------------
 OWNED BY           8        SHARED VOTING POWER
   EACH                      2,183,114 (see Item 5)
 REPORTING          -------- --------------------------------------------------------------------------------------------------
  PERSON            9        SOLE DISPOSITIVE POWER
   WITH                      None
                    -------- --------------------------------------------------------------------------------------------------
                    10       SHARED DISPOSITIVE POWER
                             2,183,114 (see Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,183,114 (see Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]
---------- --------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.24%
---------- --------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                          SCHEDULE 13D
---------- --------------------------------------------------------------------------------------------------------------------
CUSIP NO.  105368203                                                                                              PAGE 10 OF 18
---------- --------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Richmond Land Corporation
---------- --------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [ ]
                                                                                                                     (b) [X]
---------- --------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO (See Item 3)
---------- --------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                    [ ]
---------- --------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Virginia
---------- --------------------------------------------------------------------------------------------------------------------
 NUMBER OF          7        SOLE VOTING POWER
   SHARES                    None
BENEFICIALLY        -------- --------------------------------------------------------------------------------------------------
 OWNED BY           8        SHARED VOTING POWER
   EACH                      2,183,114 (see Item 5)
 REPORTING          -------- --------------------------------------------------------------------------------------------------
  PERSON            9        SOLE DISPOSITIVE POWER
   WITH                      None
                    -------- --------------------------------------------------------------------------------------------------
                    10       SHARED DISPOSITIVE POWER
                             2,183,114 (see Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,183,114 (see Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------- --------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.24%
---------- --------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                          SCHEDULE 13D
---------- --------------------------------------------------------------------------------------------------------------------
CUSIP NO.  105368203                                                                                              PAGE 11 OF 18
---------- --------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Holding I Inc.
---------- --------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [ ]
                                                                                                                     (b) [X]
---------- --------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO (See Item 3)
---------- --------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                    [ ]
---------- --------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Virginia
---------- --------------------------------------------------------------------------------------------------------------------
 NUMBER OF          7        SOLE VOTING POWER
   SHARES                    2,183,114 (see Item 5)
BENEFICIALLY        -------- --------------------------------------------------------------------------------------------------
 OWNED BY           8        SHARED VOTING POWER
   EACH                      None
 REPORTING          -------- --------------------------------------------------------------------------------------------------
  PERSON            9        SOLE DISPOSITIVE POWER
   WITH                      2,183,114 (see Item 5)
                    -------- --------------------------------------------------------------------------------------------------
                    10       SHARED DISPOSITIVE POWER
                             None
---------- --------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,183,114 (see Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]
---------- --------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.24%
---------- --------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                          SCHEDULE 13D
---------- --------------------------------------------------------------------------------------------------------------------
CUSIP NO.  105368203                                                                                              PAGE 12 OF 18
---------- --------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Properties Inc.
---------- --------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [ ]
                                                                                                                     (b) [X]
---------- --------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO (See Item 3)
---------- --------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                    [ ]
---------- --------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Virginia
---------- --------------------------------------------------------------------------------------------------------------------
 NUMBER OF          7        SOLE VOTING POWER
   SHARES                    2,767,856
BENEFICIALLY        -------- --------------------------------------------------------------------------------------------------
 OWNED BY           8        SHARED VOTING POWER
   EACH                      None
 REPORTING          -------- --------------------------------------------------------------------------------------------------
  PERSON            9        SOLE DISPOSITIVE POWER
   WITH                      2,767,856
                    -------- --------------------------------------------------------------------------------------------------
                    10       SHARED DISPOSITIVE POWER
                             None
---------- --------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,767,856 (see Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]
---------- --------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           6.64%
---------- --------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                          SCHEDULE 13D
---------- --------------------------------------------------------------------------------------------------------------------
CUSIP NO.  105368203                                                                                              PAGE 13 OF 18
---------- --------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Properties Investors Trust
---------- --------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [ ]
                                                                                                                     (b) [X]
---------- --------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO (See Item 3)
---------- --------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                    [ ]
---------- --------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Maryland
---------- --------------------------------------------------------------------------------------------------------------------
 NUMBER OF          7        SOLE VOTING POWER
   SHARES                    None
BENEFICIALLY        -------- --------------------------------------------------------------------------------------------------
 OWNED BY           8        SHARED VOTING POWER
   EACH                      2,767,856 (see Item 5)
 REPORTING          -------- --------------------------------------------------------------------------------------------------
  PERSON            9        SOLE DISPOSITIVE POWER
   WITH                      None
                    -------- --------------------------------------------------------------------------------------------------
                    10       SHARED DISPOSITIVE POWER
                             2,767,856 (see Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,767,856 (see Item 5)
---------- --------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]
---------- --------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           6.64%
---------- --------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                          SCHEDULE 13D
---------- --------------------------------------------------------------------------------------------------------------------
CUSIP NO.  105368203                                                                                              PAGE 14 OF 18
---------- --------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Development Inc.
---------- --------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [ ]
                                                                                                                     (b) [X]
---------- --------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO (See Item 3)
---------- --------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                    [ ]
---------- --------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Virginia
---------- --------------------------------------------------------------------------------------------------------------------
 NUMBER OF          7        SOLE VOTING POWER
   SHARES                    78,080
BENEFICIALLY        -------- --------------------------------------------------------------------------------------------------
 OWNED BY           8        SHARED VOTING POWER
   EACH                      None
 REPORTING          -------- --------------------------------------------------------------------------------------------------
  PERSON            9        SOLE DISPOSITIVE POWER
   WITH                      78,080
                    -------- --------------------------------------------------------------------------------------------------
                    10       SHARED DISPOSITIVE POWER
                             None
---------- --------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           78,080
---------- --------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]
---------- --------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.19%
---------- --------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM 1     SECURITY AND ISSUER.

         This statement relates to common shares, par value $.01 per common share (the "Common Shares"), of Brandywine Realty Trust, a Maryland real estate investment trust (NYSE: BDN) ("Brandywine"). Brandywine has its principal executive offices at 16 Campus Boulevard, Suite 150, Newtown Square, PA 19073.

ITEM 2   IDENTITY AND BACKGROUND.

         (a) This statement is filed by Prometheus AAPT Holdings, L.L.C., a Delaware limited liability company ("Holdings"), Commonwealth Atlantic Operating Properties Inc., a Virginia corporation ("CAOP"), Commonwealth Atlantic Land II Inc., a Virginia corporation ("CAL"), Commonwealth Atlantic Development Inc., a Virginia corporation, ("CADI" and, together with CAOP and CAL, individually and collectively, the "CAP Sellers"), Commonwealth Atlantic Land I Inc., a Virginia corporation ("CAL I"), Commonwealth Atlantic Land III Inc., a Virginia corporation ("CAL III"), Commonwealth Atlantic Land V Inc., a Virginia corporation ("CAL V"), Richmond Land Corporation, a Virginia corporation ("RLC"), Commonwealth Atlantic Holding I Inc., a Virginia corporation ("CAHI"), Commonwealth Atlantic Properties Inc., a Virginia real estate investment trust ("CAPI"), Commonwealth Atlantic Properties Investors Trust, a Maryland real estate investment trust ("CAPIT"), Lazard Freres Real Estate Investors L.L.C., a New York limited liability company ("LFREI"), and LF Strategic Realty Investors L.P., a Delaware limited partnership ("LFSRI" and, together with Holdings, CAL I, CAL III, CAL V, RLC, CAHI, CAPI, CAPIT, LFREI and the CAP Sellers, the "Reporting Persons").

         (b) The principal business offices of LFREI, LFSRI, Holdings and CAPIT are c/o Lazard Freres Real Estate Investors L.L.C., 30 Rockefeller Plaza, 63rd Floor, New York, New York 10020. The principal business offices of CAL I, CAL III, CAL V, RLC, CAHI, CAPI and the CAP Sellers are c/o 66 Canal Center Plaza, 7th Floor, Alexandria, VA 22314. The name, business address and principal occupation or employment of the executive officers and, as applicable, directors and trustees of LFREI, CAOP, CAL I, CAL III, CAL V, RLC, CAPIT, CAPI, CAHI, CAL and CADI are set forth on Schedules 1 through 11.

         (c) LFSRI is an investment partnership formed to invest in companies active in the real estate industry. The general partner of the partnership is LFREI. LFREI's activities consist principally of acting as general partner of several real estate investment partnerships that are affiliated with Lazard Freres & Co. L.L.C. ("Lazard"). LFREI and Lazard disclaim beneficial ownership of any of the Common Shares reported in this Statement. Holdings is a vehicle formed to complete the sale of certain assets to Brandywine and hold certain investments of its sole member, LFSRI. Each of CAPIT, CAPI, CAOP, CAL, RLC, CAHI, CAL I, CAL III, CAL V, RLC, and CADI directly or indirectly hold certain real estate investments of LFSRI. LFSRI owns one-hundred percent of the common shares of CAPIT. LFSRI owns 84% and CAPIT owns 16% of the common shares of CAPI. CADI, RLC, CAL I, CAL III, CAL V and CAL are wholly owned by CAPI. CAOP is wholly owned by CAHI, which is owned by CAPI, CAL, CAL I, CAL III, CAL V and RLC. CAPI has a 30%, CAL has a 34%, CAL I has a 22%, CAL III has a 6%, CAL V has a 4% and RLC has a 4% ownership interest in CAHI.

         (d) No person described in Item 2(c) nor, to the best knowledge of the Reporting Persons, any person listed on any of Schedules 1 through 11 during the past five years has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

         (e) No person described in Item 2(c) nor, to the best knowledge of the Reporting Persons, any person listed on any of Schedules 1 through 11 during the last five years has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) Each person listed on Schedules 1 through 11 are U.S. Citizens, except as listed on Schedule 2.

ITEM 3   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Holdings received shares of beneficial interest in Brandywine having a stated value of $37,500,000 and the CAP Sellers received preferred units of Brandywine Operating Partnership, L.P. ("Buyer OP") having a stated value of $97,500,000, each as described in Item 5, in exchange for their interests in certain real estate assets which were sold to Brandywine and Buyer OP (together, the "Buyers") pursuant to a Purchase and Contribution Agreement (the "Purchase Agreement"), dated as of August 6, 1998, among the Buyers, LFSRI, Holdings, the CAP Sellers and Commonwealth Atlantic Land IV Inc., a Virginia corporation.

ITEM 4   PURPOSE OF TRANSACTION.

         Holdings and the CAP Sellers sold their investment in certain real estate assets to the Buyers and received the interests described in Item 5 as a portion of the purchase price. The Reporting Persons are holding the received interests for investment purposes. The Reporting Persons may over time to dispose of their interests in Brandywine, to the extent converted in accordance with their terms into Common Shares, as described in Item 5, through sales of all or a portion of such Common Shares in the open market or in privately negotiated transactions, or through redemption of such interests for cash pursuant to the terms thereof as described in Item 5. The amount and timing of such dispositions will depend upon the Reporting Persons' review of numerous factors, including, among other things, the price levels of the Common Shares, general market and economic conditions, ongoing evaluation of the company's assets and operations and the attractiveness of alternative business and investment opportunities.

         Pursuant to the Board of Trustees Designation Letter, dated as of September 28, 1998 and filed as Exhibit 2 hereto and incorporated herein by reference, Brandywine will use its commercially reasonable efforts to cause a person selected by LFSRI to be nominated at each annual election of the Board until LFSRI no longer directly or indirectly owns a certain portion of the Buyer's securities.

ITEM 5   INTEREST IN SECURITIES OF THE ISSUER.

         (a) Holdings owns of record and beneficially 750,000 shares of 7.25% Series A Cumulative Convertible Preferred Shares of beneficial interest in Brandywine with an aggregate liquidation preference of $37,500,000 ("Preferred Shares"). Such Preferred Shares are convertible into Common Shares at a conversion price of $28 per share; provided that if the Common Shares have traded at $23 per share or lower during the 60 trading day period ending December 31, 2003, the Conversion Price is reduced to $26.50.

         CAOP owns of record and beneficially 1,222,544 Class B preferred units of Buyer OP (the "Preferred Units"), CAL owns of record and beneficially 283,731 Preferred Units and CADI owns of record and beneficially 43,725 Preferred Units. Each Preferred Unit has a liquidation preference of $50.00 The Preferred Units may be redeemed at the option of Holdings for Class A Units of Buyer OP ("Class A Units") at a conversion price of $28 per unit; provided that if the Common Shares have traded at $23 per share or lower during the 60 trading day period ending December 31, 2003, the Conversion Price is reduced to $26.50. The Class A Units are mandatorily redeemable at the option of each CAP Seller for cash beginning on September 28, 1999; provided, however, that Brandywine, as the general partner of Buyer OP, may elect at its sole discretion to purchase any Class A Units requested to be redeemed or exchange such units for Common Shares of Brandywine on a one for one basis.

         Assuming each of the Reporting Persons owning Preferred Shares or Preferred Units converts all its Preferred Shares to Common Shares, at a conversion price of $28.00 per share, and converts all its Preferred Units to Class A Units, at a conversion price of $28.00 per unit, which are then converted to Common Shares, LFSRI will beneficially own 4,107,143, or 9.85%, of the outstanding Common Shares of Brandywine (based on Brandywine's Quarterly Report on form 10Q for the period ended March 31, 1999, as filed with the Securities and Exchange Commission). With respect to each other Reporting Person, assuming such full conversion:

         (1) as the record holders of Common Shares, (a) Holdings will beneficially own 1,339,286, or 3.21%, (b) CAOP will beneficially own 2,183,114, or 5.24%, and (c) CADI will beneficially own 78,080, or 0.19%, of the outstanding Common Shares,

         (2) CAL will beneficially own 2,689,777 (506,663 which it will own of record and 2,183,114 which it may be deemed to beneficially own by virtue of its indirect interest in CAOP), or 6.45%, of the Common Shares,

         (3) CAHI, as the sole shareholder of CAOP, may be deemed to beneficially own 2,183,114, or 5.24%, of the Common Shares,

         (4) as shareholders of CAHI, the sole shareholder of CAOP, each of CAL I, CAL III, CAL V, and RLC may be deemed to beneficially own 2,183,114, or 5.24%, of the Common Shares,

         (5) CAPI as the 100% direct and indirect shareholder of CAOP, CAL and CADI may be deemed to beneficially own 2,767,856, or 6.64%, of the Common Shares, and

         (6) as a shareholder of CAPI, CAPIT may be deemed to beneficially own 2,767,856 , or 6.64%, of the Common Shares.

LFREI disclaims beneficial ownership of any of the Common Shares reported in this Statement.

         (b) Assuming full conversion in each case above, LFREI, as general partner of LFSRI, would have the power to direct the vote and disposition of 4,107,143 Common Shares. Each of Holdings, CAOP, CAL and CADI would have the power to vote or dispose or direct the vote or disposition of its directly owned Common Shares, as described in Item 5(a). CAPIT as a shareholder of CAPI may be deemed to have the shared power along with LFSRI to direct the vote or disposition of the Common Shares held by CAOP, CAL and CADI. CAPI as the 100% direct and indirect shareholder of CAOP, CAL and CADI may be deemed to have the sole power to direct the vote or disposition of the Common Shares owned by CAOP, CAL and CADI. Each of CAL, CAL I, CAL III, CAL V, RLC and CAPI, as the shareholders of CAHI, the sole shareholder of CAOP, may be deemed to have the shared power to direct the vote or disposition of the Common Shares owned by CAOP. CAHI as the sole shareholder of CAOP may be deemed to have the sole power to direct the vote or disposition of the Common Shares owned by CAOP.

         (c) No persons described in Item 2(c) has acquired or disposed of any shares of Common Shares during the past sixty days. No person, other than as reported in this Statement with respect to the Reporting Persons, beneficially owns any Common Shares.

ITEM 6 CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Except as otherwise disclosed, there are no contracts, arrangements, understandings or relationships with respect to securities of Brandywine.

ITEM 7   MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit 1.  Joint Filing Agreement.
         Exhibit 2.  Board of Trustees Designation Letter.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              PROMETHEUS AAPT HOLDINGS, L.L.C.


                              By:    LF Strategic Realty Investors L.P.,
                                        its sole member


                              By:    Lazard Freres Real Estate Investors L.L.C.,
                                        its general partner


                              By:    /s/ John A. Moore
                                   -----------------------------------------
                              Name:  John A. Moore
                              Title: Principal and Chief Financial Officer
                                        of LFREI



                              LF STRATEGIC REALTY INVESTORS L.P.


                              By:    Lazard Freres Real Estate Investors L.L.C.,
                                        its general partner


                              By:    /s/ John A. Moore
                                   -----------------------------------------
                              Name:  John A. Moore
                              Title: Principal and Chief Financial Officer
                                        of LFREI



                              LAZARD FRERES REAL ESTATE INVESTORS L.L.C.




                              By:    /s/ John A. Moore
                                   -----------------------------------------
                              Name:  John A. Moore
                              Title: Principal and Chief Financial Officer
                                        of LFREI

                              COMMONWEALTH ATLANTIC OPERATING PROPERTIES INC.




                              By:    /s/ John A. Moore
                                   -----------------------------------------
                              Name:  John A. Moore
                              Title:  Vice President



                              COMMONWEALTH ATLANTIC LAND II INC.




                              By:    /s/ John A. Moore
                                   -----------------------------------------
                              Name:  John A. Moore
                              Title:



                              COMMONWEALTH ATLANTIC DEVELOPMENT INC.




                              By:    /s/ John A. Moore
                                   -----------------------------------------
                              Name:  John A. Moore
                              Title: Vice President



                              COMMONWEALTH ATLANTIC PROPERTIES INVESTORS TRUST




                              By:    /s/ John A. Moore
                                   -----------------------------------------
                              Name:  John A. Moore
                              Title: Vice President, Chief Financial Officer
                                          and Trustee

                                 COMMONWEALTH ATLANTIC PROPERTIES INC.




                                 By:    /s/ John A. Moore
                                        ------------------------------
                                 Name:  John A. Moore
                                 Title:    Vice President



                                 COMMONWEALTH ATLANTIC LAND III INC.




                                 By:    /s/ John A. Moore
                                        ------------------------------
                                 Name:  John A. Moore
                                 Title:    Vice President



                                 COMMONWEALTH ATLANTIC LAND V INC.




                                 By:    /s/ John A. Moore
                                        ------------------------------
                                 Name:  John A. Moore
                                 Title:    Vice President



                                 COMMONWEALTH ATLANTIC HOLDING I INC.




                                 By:    /s/ John A. Moore
                                        ------------------------------
                                 Name:  John A. Moore
                                 Title:    Vice President

                                 RICHMOND LAND CORPORATION




                                 By:    /s/ John A. Moore
                                        ------------------------------
                                 Name:  John A. Moore
                                 Title:    Vice President



                                 COMMONWEALTH ATLANTIC LAND I INC.




                                 By:    /s/ John A. Moore
                                        ------------------------------
                                 Name:  John A. Moore
                                 Title:    Vice President

                                   SCHEDULE 1




                    EXECUTIVE OFFICERS AND TRUSTEES OF CAPIT


NAME OF OFFICER OR TRUSTEE    BUSINESS ADDRESS                     PRESENT OFFICE WITH COMPANY
--------------------------    ----------------                     ---------------------------
Matthew J. Lustig             30 Rockefeller Plaza, 63rd Floor,    President and Trustee of CAPIT
                              New York, NY 10020

Mark S. Ticotin               30 Rockefeller Plaza, 63rd Floor,    Vice President and Trustee of CAPIT
                              New York, NY 10020

John A. Moore                 30 Rockefeller Plaza, 63rd Floor,    Vice President, Chief Financial
                              New York, NY 10020                   Officer and Trustee of CAPIT

Anthony E. Meyer              30 Rockefeller Plaza, 63rd Floor,    Vice President of CAPIT
                              New York, NY 10020

Henry C. Herms                30 Rockefeller Plaza, 63rd Floor,    Treasurer of CAPIT
                              New York, NY 10020

Marjorie L. Reifenberg        30 Rockefeller Plaza, 63rd Floor,    Secretary of CAPIT
                              New York, NY 10020

                                   SCHEDULE 2




                           EXECUTIVE OFFICERS OF LFREI


          The business address for each of the following persons is 30
               Rockefeller Plaza, 63rd Floor, New York, NY 10020.


NAME OF OFFICER               PRESENT OFFICE WITH COMPANY
---------------               ---------------------------

Matthew J. Lustig             Head of Lazard Real Estate Investment Activities;
                              Managing Director of Lazard; Acting Chief
                              Executive Officer of LFREI

Mark Ticotin                  Chief Operating Officer of LFREI

Anthony E. Meyer              Principal of LFREI

Klaus P. Kretschmann          Principal of LFREI

Marjorie L. Reifenberg        Principal, General Counsel and Secretary of LFREI

Douglas Healy                 Principal of LFREI

John A. Moore                 Principal and CFO of LFREI

Douglas N. Wells*             Vice President of LFREI

Gregory Weinberger            Vice President of LFREI

Paul Froning                  Vice President of LFREI

Henry C. Herms                Comptroller of LFREI

Ellery Roberts                Vice President of LFREI



*Canadian citizen

                                   SCHEDULE 3




                    EXECUTIVE OFFICERS AND DIRECTORS OF CAPI


NAME OF OFFICER OR DIRECTOR      BUSINESS ADDRESS                           PRESENT OFFICE WITH COMPANY
---------------------------      ----------------                           ---------------------------
Matthew J. Lustig               30 Rockefeller Plaza, 63rd Floor, New       Chairman and Director of CAPI
                                York, NY 10020

Mark S. Ticotin                 30 Rockefeller Plaza, 63rd Floor, New       Vice President of CAPI
                                York, NY 10020

John A. Moore                   30 Rockefeller Plaza, 63rd Floor, New       Vice President of CAPI
                                York, NY 10020

Christopher L. Keefer           McGuire Woods Battle & Boothe, LLP, 8280    Assistant Secretary of CAPI
                                Greensboro Drive, Suite 900, Tysons
                                Corner, McLean, VA  022102-3892

Henry C. Herms                  30 Rockefeller Plaza, 63rd Floor, New       Vice President of CAPI
                                York, NY 10020

Brent W. Sinnett                600 East Main Street, Suite 2300,           Chief Financial Officer of CAPI
                                Richmond, VA 23219

Klaus P. Kretschmann            30 Rockefeller Plaza, 63rd Floor, New       Vice President of CAPI
                                York, NY 10020

Richard I. Gilchrist            66 Canal Center Plaza, 7th Floor,           President and Director of CAPI
                                Alexandria, VA 22314

Charles L. Menges               McGuire Woods Battle & Boothe, LLP, One     Secretary of CAPI
                                James Center, 901 East Cary Street,
                                Richmond, VA 23219-4030

Robert C. Larson                Taubman Realty Group, 200 East Long Lake    Chairman and Director of CAPI
                                Road, Suite 300, Bloomfield Hills, MI
                                48304-0200

Gregory L. Weinberger           30 Rockefeller Plaza, 63rd Floor, New       Director of CAPI
                                York, NY 10020

Adrianne M. Horne               CT Corporation System, Corporation Trust    Director of CAPI
                                Center, 1209 Orange Street, Wilmington,
                                DE 19801

Jeffrey I. Sofferman            66 Canal Center Plaza, 7th Floor,           Vice President of CAPI
                                Alexandria, VA 22314

                                   SCHEDULE 4




                    EXECUTIVE OFFICERS AND DIRECTORS OF CAL I


NAME OF OFFICER OR DIRECTOR      BUSINESS ADDRESS                          PRESENT OFFICE WITH COMPANY
---------------------------      ----------------                          ---------------------------
Matthew J. Lustig               30 Rockefeller Plaza, 63rd Floor, New      Chairman and Director of CAL I
                                York, NY 10020

Mark S. Ticotin                 30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL I
                                York, NY 10020

John A. Moore                   30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL I
                                York, NY 10020

Christopher L. Keefer           McGuire Woods Battle & Boothe, LLP, 8280   Assistant Secretary of CAL I
                                Greensboro Drive, Suite 900, Tysons
                                Corner, McLean, VA  022102-3892

Henry C. Herms                  30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL I
                                York, NY 10020

Brent W. Sinnett                600 East Main Street, Suite 2300,          Chief Financial Officer of CAL I
                                Richmond, VA 23219

Klaus P. Kretschmann            30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL I
                                York, NY 10020

Richard I. Gilchrist            66 Canal Center Plaza, 7th Floor,          President and Director of CAL I
                                Alexandria, VA 22314

Charles L. Menges               McGuire Woods Battle & Boothe, LLP, One    Secretary of CAL I
                                James Center, 901 East Cary Street,
                                Richmond, VA 23219-4030

Adrianee M. Horne               CT Corporation System, Corporation Trust   Director of CAL I
                                Center, 1209 Orange Street, Wilmington,
                                DE 19801

Jeffrey I. Sofferman            66 Canal Center Plaza, 7th Floor,          Vice President of CAL I
                                Alexandria, VA 22314

                                   SCHEDULE 5



                     EXECUTIVE OFFICERS AND DIRECTORS OF CAL


NAME OF OFFICER OR DIRECTOR     BUSINESS ADDRESS                           PRESENT OFFICE WITH COMPANY
---------------------------     ----------------                           ---------------------------
Matthew J. Lustig               30 Rockefeller Plaza, 63rd Floor, New      Chairman and Director of CAL
                                York, NY 10020

Mark S. Ticotin                 30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL
                                York, NY 10020

John A. Moore                   30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL
                                York, NY 10020

Christopher L. Keefer           McGuire Woods Battle & Boothe, LLP, 8280   Assistant Secretary of CAL
                                Greensboro Drive, Suite 900, Tysons
                                Corner, McLean, VA  022102-3892

Henry C. Herms                  30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL
                                York, NY 10020

Brent W. Sinnett                600 East Main Street, Suite 2300,          Chief Financial Officer of
                                Richmond, VA 23219                         CAL

Klaus P. Kretschmann            30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL
                                York, NY 10020

Richard I. Gilchrist            66 Canal Center Plaza, 7th Floor,          President and Director of CAL
                                Alexandria, VA 22314

Charles L. Menges               McGuire Woods Battle & Boothe, LLP, One    Secretary of CAL
                                James Center, 901 East Cary Street,
                                Richmond, VA 23219-4030

Camilia M. Denny                CT Corporation System, Corporation Trust   Director of CAL
                                Center, 1209 Orange Street, Wilmington,
                                DE 19801

Jeffrey I. Sofferman            66 Canal Center Plaza, 7th Floor,          Vice President of CAL
                                Alexandria, VA 22314

                                   SCHEDULE 6




                   EXECUTIVE OFFICERS AND DIRECTORS OF CAL III


NAME OF OFFICER OR DIRECTOR      BUSINESS ADDRESS                          PRESENT OFFICE WITH COMPANY
---------------------------      ----------------                          ---------------------------
Matthew J. Lustig               30 Rockefeller Plaza, 63rd Floor, New      Chairman and Director of CAL
                                York, NY 10020                             III

Mark S. Ticotin                 30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL III
                                York, NY 10020

John A. Moore                   30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL III
                                York, NY 10020

Christopher L. Keefer           McGuire Woods Battle & Boothe, LLP, 8280   Assistant Secretary of CAL III
                                Greensboro Drive, Suite 900, Tysons
                                Corner, McLean, VA  022102-3892

Henry C. Herms                  30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL III
                                York, NY 10020

Brent W. Sinnett                600 East Main Street, Suite 2300,          Chief Financial Officer of CAL
                                Richmond, VA 23219                         III

Klaus P. Kretschmann            30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL III
                                York, NY 10020

Richard I. Gilchrist            66 Canal Center Plaza, 7th Floor,          President and Director of CAL
                                Alexandria, VA 22314                       III

Charles L. Menges               McGuire Woods Battle & Boothe, LLP, One    Secretary of CAL III
                                James Center, 901 East Cary Street,
                                Richmond, VA 23219-4030

Mary Ann Brzoska                CT Corporation System, Corporation Trust   Director of CAL III
                                Center, 1209 Orange Street, Wilmington,
                                DE 19801

Jeffrey I. Sofferman            66 Canal Center Plaza, 7th Floor,          Vice President of CAL III
                                Alexandria, VA 22314

                                   SCHEDULE 7




                    EXECUTIVE OFFICERS AND DIRECTORS OF CAL V


NAME OF OFFICER OR DIRECTOR       BUSINESS ADDRESS                          PRESENT OFFICE WITH COMPANY
---------------------------       ----------------                          ---------------------------
Matthew J. Lustig                30 Rockefeller Plaza, 63rd Floor, New      Chairman and Director of CAL
                                 York, NY 10020                             V

Mark S. Ticotin                  30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL V
                                 York, NY 10020

John A. Moore                    30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL V
                                 York, NY 10020

Christopher L. Keefer            McGuire Woods Battle & Boothe, LLP, 8280   Assistant Secretary of CAL V
                                 Greensboro Drive, Suite 900, Tysons
                                 Corner, McLean, VA  022102-3892

Henry C. Herms                   30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL V
                                 York, NY 10020

Brent W. Sinnett                 600 East Main Street, Suite 2300,          Chief Financial Officer of
                                 Richmond, VA 23219                         CAL V

Klaus P. Kretschmann             30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAL V
                                 York, NY 10020

Richard I. Gilchrist             66 Canal Center Plaza, 7th Floor,          President and Director of
                                 Alexandria, VA 22314                       CAL V

Charles L. Menges                McGuire Woods Battle & Boothe, LLP, One    Secretary of CAL V
                                 James Center, 901 East Cary Street,
                                 Richmond, VA 23219-4030

Bonnie A. Schuman                CT Corporation System, Corporation Trust   Director of CAL V
                                 Center, 1209 Orange Street, Wilmington,
                                 DE 19801

Jeffrey I. Sofferman             66 Canal Center Plaza, 7th Floor,          Vice President of CAL V
                                 Alexandria, VA 22314

                                   SCHEDULE 8




                    EXECUTIVE OFFICERS AND DIRECTORS OF CADI


NAME OF OFFICER OR DIRECTOR      BUSINESS ADDRESS                          PRESENT OFFICE WITH COMPANY
---------------------------      ----------------                          ---------------------------
Matthew J. Lustig               30 Rockefeller Plaza, 63rd Floor, New      Chairman and Director of
                                York, NY 10020                             CADI

Mark S. Ticotin                 30 Rockefeller Plaza, 63rd Floor, New      Vice President of CADI
                                York, NY 10020

John A. Moore                   30 Rockefeller Plaza, 63rd Floor, New      Vice President of CADI
                                York, NY 10020

Christopher L. Keefer           McGuire Woods Battle & Boothe, LLP, 8280   Assistant Secretary of CADI
                                Greensboro Drive, Suite 900, Tysons
                                Corner, McLean, VA  022102-3892

Henry C. Herms                  30 Rockefeller Plaza, 63rd Floor, New      Vice President of CADI
                                York, NY 10020

Brent W. Sinnett                600 East Main Street, Suite 2300,          Chief Financial Officer of
                                Richmond, VA 23219                         CADI

Klaus P. Kretschmann            30 Rockefeller Plaza, 63rd Floor, New      Vice President of CADI
                                York, NY 10020

Richard I. Gilchrist            66 Canal Center Plaza, 7th Floor,          President and Director of
                                Alexandria, VA 22314                       CADI

Charles L. Menges               McGuire Woods Battle & Boothe, LLP, One    Secretary of CADI
                                James Center, 901 East Cary Street,
                                Richmond, VA 23219-4030

Mary Ann Brzoska                CT Corporation System, Corporation Trust   Director of CADI
                                Center, 1209 Orange Street, Wilmington,
                                DE 19801

Jeffrey I. Sofferman            66 Canal Center Plaza, 7th Floor,          Vice President of CADI
                                Alexandria, VA 22314

                                   SCHEDULE 9




                    EXECUTIVE OFFICERS AND DIRECTORS OF CAHI


NAME OF OFFICER OR DIRECTOR       BUSINESS ADDRESS                          PRESENT OFFICE WITH COMPANY
---------------------------       ----------------                          ---------------------------
Matthew J. Lustig                30 Rockefeller Plaza, 63rd Floor, New      Chairman and Director of
                                 York, NY 10020                             CAHI

Mark S. Ticotin                  30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAHI
                                 York, NY 10020

John A. Moore                    30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAHI
                                 York, NY 10020

Christopher L. Keefer            McGuire Woods Battle & Boothe, LLP, 8280   Assistant Secretary of CAHI
                                 Greensboro Drive, Suite 900, Tysons
                                 Corner, McLean, VA  022102-3892

Henry C. Herms                   30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAHI
                                 York, NY 10020

Brent W. Sinnett                 600 East Main Street, Suite 2300,          Chief Financial Officer of
                                 Richmond, VA 23219                         CAHI

Klaus P. Kretschmann             30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAHI
                                 York, NY 10020

Richard I. Gilchrist             66 Canal Center Plaza, 7th Floor,          President and Director of
                                 Alexandria, VA 22314                       CAHI

Charles L. Menges                McGuire Woods Battle & Boothe, LLP, One    Secretary of CAHI
                                 James Center, 901 East Cary Street,
                                 Richmond, VA 23219-4030

Bonnie A. Schuman                CT Corporation System, Corporation Trust   Director of CAHI
                                 Center, 1209 Orange Street, Wilmington,
                                 DE 19801

Jeffrey I. Sofferman             66 Canal Center Plaza, 7th Floor,          Vice President of CAHI
                                 Alexandria, VA 22314

                                   SCHEDULE 10

                    EXECUTIVE OFFICERS AND DIRECTORS OF CAOP

NAME OF OFFICER OR DIRECTOR       BUSINESS ADDRESS                          PRESENT OFFICE WITH COMPANY
---------------------------       ----------------                          ---------------------------
Matthew J. Lustig                30 Rockefeller Plaza, 63rd Floor, New      Chairman and Director of CAOP
                                 York, NY 10020

Mark S. Ticotin                  30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAOP
                                 York, NY 10020

John A. Moore                    30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAOP
                                 York, NY 10020

Christopher L. Keefer            McGuire Woods Battle & Boothe, LLP, 8280   Assistant Secretary of CAOP
                                 Greensboro Drive, Suite 900, Tysons
                                 Corner, McLean, VA  022102-3892

Henry C. Herms                   30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAOP
                                 York, NY 10020

Brent W. Sinnett                 600 East Main Street, Suite 2300,          Chief Financial Officer of
                                 Richmond, VA 23219                         CAOP

Klaus P. Kretschmann             30 Rockefeller Plaza, 63rd Floor, New      Vice President of CAOP
                                 York, NY 10020

Richard I. Gilchrist             66 Canal Center Plaza, 7th Floor,          President and Director of
                                 Alexandria, VA 22314                       CAOP

Charles L. Menges                McGuire Woods Battle & Boothe, LLP, One    Secretary of CAOP
                                 James Center, 901 East Cary Street,
                                 Richmond, VA 23219-4030

William J. Reif                  CT Corporation System, Corporation Trust   Director of CAOP
                                 Center, 1209 Orange Street, Wilmington,
                                 DE 19801

Jeffrey I. Sofferman             66 Canal Center Plaza, 7th Floor,          Vice President of CAOP
                                 Alexandria, VA 22314

                                  SCHEDULE 11

                     EXECUTIVE OFFICERS AND DIRECTORS OF RLC

NAME OF OFFICER OR DIRECTOR       BUSINESS ADDRESS                          PRESENT OFFICE WITH COMPANY
---------------------------       ----------------                          ---------------------------
Matthew J. Lustig                30 Rockefeller Plaza, 63rd Floor, New      Chairman and Director of RLC
                                 York, NY 10020

Mark S. Ticotin                  30 Rockefeller Plaza, 63rd Floor, New      Vice President of RLC
                                 York, NY 10020

John A. Moore                    30 Rockefeller Plaza, 63rd Floor, New      Vice President of RLC
                                 York, NY 10020

Christopher L. Keefer            McGuire Woods Battle & Boothe, LLP, 8280   Assistant Secretary of RLC
                                 Greensboro Drive, Suite 900, Tysons
                                 Corner, McLean, VA  022102-3892

Henry C. Herms                   30 Rockefeller Plaza, 63rd Floor, New      Vice President of RLC
                                 York, NY 10020

Brent W. Sinnett                 600 East Main Street, Suite 2300,          Chief Financial Officer of
                                 Richmond, VA 23219                         RLC

Klaus P. Kretschmann             30 Rockefeller Plaza, 63rd Floor, New      Vice President of RLC
                                 York, NY 10020

Richard I. Gilchrist             66 Canal Center Plaza, 7th Floor,          President and Director of
                                 Alexandria, VA 22314                       RLC

Charles L. Menges                McGuire Woods Battle & Boothe, LLP, One    Secretary of RLC
                                 James Center, 901 East Cary Street,
                                 Richmond, VA 23219-4030

William J. Reif                  CT Corporation System, Corporation Trust   Director of RLC
                                 Center, 1209 Orange Street, Wilmington,
                                 DE 19801

Jeffrey I. Sofferman             66 Canal Center Plaza, 7th Floor,          Vice President of RLC
                                 Alexandria, VA 22314